Exhibit (a)(1)

Exhibit IV [Board Resolution V]

RESOLUTION OF THE BOARD OF TRUSTEES

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

Amendment to Northwestern Mutual Variable Life Account Operating Authority

January 25, 2006

WHEREAS, The Board of Trustees of The Northwestern Mutual Life Insurance Company (the “Company”) adopted a resolution on November 23, 1983 (the “1983 Resolution”) establishing a separate account in accordance with the provisions of Sections 611.24 and 611.25 of the Wisconsin Statutes, designated the Northwestern Mutual Variable Life Account (the “Account”) to facilitate the issuance of variable life insurance policies to be issued in connection with the Account (the “Contracts”) which required the Account to be registered as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, The 1983 Resolution includes certain additional provisions relating to offering prices of the Contracts, and accounting policies and administration of the Account (“Operating Authority”); and

WHEREAS, It is desired to amend the Operating Authority:

NOW, THEREFORE, BE IT RESOLVED As follows:

1.	Contracts Supported by Account. Subject to the applicable provisions of Sections 611.24 and 611.25 of the Wisconsin Statutes and Section Ins 2.13 of the Wisconsin Administrative Code, the Account shall be used for the issuance of, and serve as the funding medium to support reserves for, one or more classes of Contracts sponsored by the Company which require registration of the Account as a unit investment trust under the 1940 Act. Hereafter, each class of Contracts may be issued in an indefinite amount.

2.	Investment Policy. The Account or any Subaccount (hereinafter defined) may be operated either as a unit investment trust or a management company under the 1940 Act, or in any other form allowed by law, if deemed by the Company to be in the best interests of owners of the Contracts. Assets of the Account shall be invested and reinvested in shares of investment portfolios of management investment companies, or in units or other interests in unit investment trusts, real estate investment trusts or other pooled investment vehicles (“Permitted Investments”), as permitted by the Contracts, to the extent the Account or any Subaccount is operated as a unit investment trust. Permitted Investments may include both those that are sponsored by the Company or its affiliates and those that are sponsored by unaffiliated third parties.

3.	SEC Registration and Regulatory Filings. The executive officers of the Company, with such assistance from the Company’s independent certified public accountants, legal counsel and independent consultants or others as they may require, are authorized on behalf of the Account and the Company to take all action necessary or appropriate to:

(a)	maintain the registration of the Account as a unit investment trust under the 1940 Act;

(b)	register each class of Contracts in such amounts, which may be indefinite amounts, as the officers of the Company shall from time to time deem appropriate under the Securities Act of 1933 ( the “1933 Act”);

(c)	on behalf of the Account and the Company, prepare and cause to be filed with the Securities and Exchange Commission (“SEC”) any and all amendments to registration statements registering the Account and one or more classes of Contracts for which the Account is used as a funding medium;

(d)	prepare and cause to be filed with state and federal regulatory agencies such other filings, and any amendments thereto, as may be necessary or desirable to obtain requisite qualifications, registrations and/or authorizations or exemptions to operate the Account and facilitate the offering for sale, and the issuance and administration of, the Contracts; and

(e)	take any and all action as is hereafter necessary or advisable (including entering into whatever agreements and contracts may be necessary) in order to maintain registrations, qualifications, authorizations or exemptions relating to the Account and the Contracts as long as such action is believed to be in the best interests of the Account and the Company.

4.	Agent for Service. The Secretary of the Company is duly appointed as agent for service under any registration statement filed with the SEC and under any other consent to service of process requirement applicable to the Account or the Contracts, and the Secretary is duly authorized to (i) further appoint an appropriate state official or other third party for service of process as may be allowed or required by applicable state law and (ii) receive communications and notices from the SEC or any other regulatory body having jurisdiction over the Account or the Contracts.

5.	Operation of Account and Administration of Contracts. The executive officers of the Company are authorized to:

(a)	divide the Account into one or more investment subaccounts (the “Subaccounts”), each of which shall invest assets allocated to the Subaccount in Permitted Investments as permitted by the Contracts, to the extent the Subaccount is operated as a unit investment trust;

(b)	add or remove any Subaccount, change the designation of any Subaccount or combine any Subaccounts as may hereafter be deemed necessary or appropriate;

(c)	substitute shares of, or units or interests in, one designated Permitted Investment for another as may hereafter be deemed necessary or appropriate;

(d)	invest such amount of the Company’s cash in the Account or in any Subaccount thereof or in any Permitted Investment as may be deemed necessary or appropriate to facilitate commencement, or ongoing operation of the Account or the Permitted Investment and/or to meet any minimum capital requirements under the 1940 Act or any state laws or regulations;

(e)	transfer cash from time to time between the Company’s general account and the Account as deemed necessary or appropriate and consistent with the terms of the Contracts;

(f)	transfer assets of the Account in excess of reserve requirements applicable to Contracts supported by the Account to the Company’s general account;

(g)	transfer assets of the Account that are associated with one class of Contracts to another separate account consistent with the terms of the Contracts; and

(h)	change the designation of the Account under the 1940 Act or make any other nonmaterial change to the Account or the terms of the Contracts, or interpret the provisions of the Contracts in such manner, as deemed necessary or appropriate, to comply with applicable federal or state law or to facilitate operation of the Account or administration or issuance of the Contracts, provided such change or interpretation is not inconsistent with the terms of the Contracts.

6.	Accounting Policies. The Account shall be administered consistent with the following accounting policies:

(a)	income, gains and losses, realized or unrealized, from Account assets shall be credited to or charged against the Account, and further credited to or charged against the appropriate Subaccount, without regard to other income, gains or losses of either the Company or any other Subaccount of the Account; and

(b)	the portion of Account assets that equals the reserves and other liabilities under the Contracts supported by the Account may not be charged with liabilities arising out of any other business the Company may conduct.

7.	Proxy Voting. Votes with respect to securities owned by the Account shall be cast by the executive officers of the Company in accordance with procedures under which the Company provides voting rights for owners of the Contracts.

8.

Depositor and Principal Underwriter. Hereafter, the Company shall serve as sole depositor of the Account and Northwestern Mutual Investment Services, LLC (“NMIS”) shall serve as principal underwriter for all Contracts as the terms

“depositor” and “principal underwriter” are used in the 1940 Act, and the executive officers of the Company are authorized to execute such agreement or agreements as they deem necessary or appropriate relating thereto, and to execute additional agreements as they deem necessary or appropriate with the Permitted Investments (or with the principal underwriters or distributors of the Permitted Investments) that may be designated for investment of Account assets from time to time concerning purchase and redemption of shares, or units or interests in, such Permitted Investments by the Account.

9.	Standards of Conduct. The following Standards of Conduct shall apply to the Company and its officers, directors, employees and affiliates with respect to the purchase or sale of investments of the Account.

Neither the Company, nor any of its officers, directors, employees or affiliates, shall:

(a)	Employ any device, scheme or artifice to defraud the Account or the owners of the Contracts;

(b)	Make any untrue statement of a material fact with respect to the investments of the Account or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

(c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Account or the owners of the Contracts;

(d)	Engage in any manipulative practice with respect to the Account or the owners of the Contracts;

(e)	Engage in any transaction with the Account, or with the Company or any affiliate of the Company acting on behalf of the Account, except as permitted under applicable laws, rules, regulations, orders, or other interpretations of any government, agency, or self-regulatory organization; or

(f)	Borrow money or securities from the Account other than under a Contract loan provision.

10.	General Authority. The executive officers of the Company, and any other person that may be duly designated by an executive officer, are authorized to execute and deliver such agreements and other documents and do such acts and things as each of them may deem necessary, appropriate or desirable to carry out the intent and purpose of this resolution.

11.	Interpretation. To the extent the aforesaid provisions are inconsistent with any provision in the 1983 Resolution or any other resolution heretofore adopted with respect to the subject matter of this resolution, this resolution shall control.

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